EXHIBIT 18.1


Mr. Jun Zhao, Audit Committee Chair                   12 May 2006
Mr. Gary Lui, CFO
Fantatech Inc.                                        Our ref: 66396/AP1205/0605
Suite 1801A, 18/F, Tower 1
China Hong Kong City
33 Canton Road
Tsimshatsui
Kowloon


Dear  Sirs,


FANTATECH INC.
FINANCIAL  STATEMENT  FOR  THETHREE  MONTHS  ENDED  MARCH  31,  2006
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As  stated  in  Note "Change In Method of Accounting for Inventory Valuation for
Low Value Items" to the financial statements of Fantatech, Inc. for the three months ended March 31, 2006, the Company changed its method of accounting for low value inventory from the First-in, First-out ("FIFO") method to the weight average method and states that the newly adopted accounting principle is preferable in the circumstances because its adoption would enhance warehouse operation efficiency and resource utilization. Statement of Financial
Accounting Standards No. 154, Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and FASB Statement No. 3 ("SFAS No. 154") demands a retrospective application but the Company did not do that because of immateriality. At your request, we have reviewed and discussed with you the circumstances and the business judgment and planning that formulated your basis to make this change in accounting principle.

It should be understood that criteria have not been established by the Financial Accounting Standards Board for selecting from among the alternative accounting principles that exist in this area. Further, the American Institute of Certified Public Accountants has not established the standards by which an auditor can evaluate the preferability of one accounting principle among a series of alternatives. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, we concur with management's judgment that the newly adopted accounting principle described in Note "Change In Method of Accounting for Inventory Valuation for Low Value Items" is preferable in the circumstances. In formulating this position, we are relying on management's business planning and judgment, which we do not find to be unreasonable. Because we have not audited any financial statements of Fanatech, Inc. as of any date or for any period subsequent to December 31, 2005, we express no opinion on the financial statements for the three months ended March 31, 2006.

Very  truly  yours,
BDO  McCABE  LO  LIMITED